Exhibit 5.1

1941 Stryker Way

Portage, MI 49002

t: 269 385 2600

f: 269 385 1062

May 30, 2025

Ladies and Gentleman:

I refer to the Registration Statement on Form S-8 (the “Registration Statement”) filed by Stryker Corporation (the “Company”) under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”). The Registration Statement covers (i) an additional 1,500,000 shares of Common Stock, par value $.10 per share (the “Common Stock”), of the Company issuable under the Company’s 2008 Employee Stock Purchase Plan (as amended and restated, the “ESPP”), and (ii) an additional 15,000,000 shares of Common Stock issuable under the Company’s 2011 Long-Term Incentive Plan (as amended and restated, the “LTIP” and, together with the ESPP, the “Plans”).

It is my opinion that, upon issuance of the shares of Common Stock in accordance with the provisions of the Plans, the shares of Common Stock will have been validly issued and will be fully paid and non-assessable.

In preparing this opinion, I have examined certificates of public officials, certificates of officers and copies certified to my satisfaction of such corporate documents and records of the Company as I deemed relevant and necessary as the basis for my opinion. As to any facts material to this opinion that were not independently established or verified by me, I have relied upon statements and representations of officers and other representatives of the Company and others.

I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission.

Very truly yours,

/s/ Robert F. Pomper
Robert F. Pomper
Senior Operations Counsel